EXHIBIT 99.1
News
For Immediate Release	Contact: Rick Honey
February 2, 2017	(212) 878-1831

MINERALS TECHNOLOGIES REPORTS FOURTH QUARTER EARNINGS
 OF $1.04 PER SHARE, OR $1.08 PER SHARE, EXCLUDING SPECIAL ITEMS
 ----------
Company Reports Record Annual Earnings;
2016 Reported Earnings per Share were $3.79, or
$4.47, Excluding Special Items
----------

Highlights:

•	Strong Operating Margins
•	Record Annual Earnings for Specialty Minerals and Performance Materials Segments
•	Continuing Strong China Sales Growth – 9% for Full Year
•	7% Productivity Improvement for the Year
•	$50 Million Debt Reduction in the Fourth Quarter; $190 Million for Full Year

NEW YORK, February 2, 2017 — Minerals Technologies Inc. (NYSE: MTX) today reported fourth quarter earnings of $1.08 per share, excluding special items. Reported earnings were $1.04 per share.

For the full year 2016, the company reported earnings per share of $4.47, excluding special items, compared with earnings of $4.31 per share in the prior year. Reported earnings per share were $3.79 for the full year of 2016.

"Minerals Technologies' solid financial performance resulted in our seventh consecutive year of record earnings," said Douglas T. Dietrich, chief executive officer. "We saw strong results from our Minerals-based businesses, with our two largest segments generating record operating profits."

Fourth Quarter

Worldwide net sales in the fourth quarter were $401.3 million compared with $430.0 million in the same period of 2015. Five less days in the quarter compared to the prior year resulted in an approximate 5-percent unfavorable impact on sales across all product lines. Performance Materials sales increased 3 percent but this was more than offset by the decline in Energy Services revenues due to continued weak market conditions in the oil and gas sector and the previously announced exit from several onshore service lines within that segment.

Consolidated income from operations, as reported, was $56.5 million compared with $37.7 million last year. Consolidated operating margin, as reported, was 14.1 percent of sales. The company incurred charges of $3.8 million in special items in the quarter related to incremental restructuring charges in the Energy Services segment and acquisition-related integration costs.

Operating Income, excluding special items, grew 2 percent to $60.3 million from $59.0 million in the prior year. Consolidated operating margin, excluding special items, was strong at 15.0 percent of sales.  The increase in operating margin was due to productivity gains and raw material and energy savings.

The Minerals businesses, which include the Specialty Minerals, Performance Materials and Construction Technologies segments, generated operating income of $51.0 million, or 16.3 percent of sales.

Fourth quarter sales for the Specialty Minerals segment, which consists of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, were $138.0 million, a decrease of 12 percent from prior year. The sales decrease was due to several previously announced paper mill closures in the U.S. as well as to fewer days in the quarter. Operating income for the segment decreased 16 percent to $21.6 million, representing 15.7 percent of sales.

Sales in the Performance Materials segment increased 3 percent to $135.7 million. The increase was due primarily to higher China Metalcasting sales and increased bulk sales of chromite in the Basic Minerals and Other Products product line.  This was partially offset by lower fabric care sales in the Household, Personal Care & Specialty Products product line.  Significant productivity gains and a favorable product mix enabled the segment to increase operating income 12 percent to a record $26.7 million and generate operating margins of 19.7 percent.  Performance Materials provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets.

Sales in the Construction Technologies segment remained flat at $39.3 million in the fourth quarter compared with prior year. Environmental Products sales were $14.4 million and Building Materials & Other Products were $24.9 million, both approximately at the same levels as the prior year.  Operating Income for the segment was $2.7 million and represented 6.9 percent of sales. Lower profitability from prior year levels was due to an unfavorable product mix. Construction Technologies provides products for environmental remediation, non-residential construction, and infrastructure projects worldwide.

The Service-related businesses, which include the Refractories and Energy Services segments, had sales of $88.3 million in the fourth quarter, a decrease of 13 percent from the same period last year.  This decrease was due to continued weak market conditions in the oil and gas sector and the exit from several onshore service lines within Energy Services.

Fourth quarter sales in the Refractories segment were $68.0 million, approximately the same as last year.  Operating income for the quarter was $9.8 million, an increase of 85 percent from the prior year, excluding special items, and represented 14.4 percent of sales. The increase over prior year was due primarily to higher equipment sales and overall cost control.  The Refractories segment provides products and services primarily to the worldwide steel industry.

The Energy Services segment sales were $20.3 million for the fourth quarter, a 39-percent decrease from the prior year. The sales decrease was due to continuing weak market conditions in the oil and gas sector and the exit from several onshore service lines. Operating income, as reported, for the quarter was $1.1 million and represented 5.4 percent of sales.  Operating income, excluding special items, was $2.0 million and represented 9.9 percent of sales.  Energy Services is now focused on offering its innovative, differentiated products and services for filtration and well-testing to off-shore oil and gas producers globally.

The Company repaid $50 million in principal during the fourth quarter and $190 million for the full year and intends to continue using excess cash flow to repay debt.

Full Year 2016

Worldwide sales for the full year decreased 9 percent to $1.638 billion. Foreign exchange had an unfavorable impact on sales of $34.0 million, or 2 percent. Operating income for the full year, as reported, was $220.9 million, an increase of 10 percent over the $200.3 million reported in the prior year and represented 13.5 percent of sales compared with 11.1 percent in the previous year. Operating income for the full year, excluding special items, was $257.2 million, the same level as 2015, but represented 15.7 percent of sales compared with 14.3 percent in the prior year. Cash flow from operations for the year was $225 million; and, the company paid down $190 million of acquisition-related debt in 2016.

Full-year results for the Minerals-based businesses were strong with each business recording double digit margins.  Full-year sales were $1.278 billion with operating income of $223.8 million, representing 17.5 percent of sales compared with prior year operating income of $219.2 million, representing 16.6 percent of sales.

Full-year worldwide sales for the Specialty Minerals segment decreased 5 percent to $591.5 million. Foreign exchange had an unfavorable impact in sales of $9.7 million, or 2 percent. Operating income increased 2 percent to a record $102.7 million and represented 17.4 percent of sales. Performance Materials sales in 2016 were $502.8 million with record operating income of $97.5 million, representing 19.4 percent of sales compared with 18.6 percent in the prior year.  Construction Technologies sales in 2016 were $183.3 million with operating income of $23.6 million, representing 12.9 percent of sales.

Full-year sales for our Service-based businesses decreased 25 percent to $360.4 million and operating income, excluding special items, was $39.4 million which represented 10.9 percent of sales.

Full-year sales in the Refractories segment were $274.5 million.  Operating income, excluding special items, grew 17 percent to $35.0 million, and represented 12.8 percent of sales.   Energy Services sales for the full year were $85.9 million with operating income, excluding special items of $4.4 million.

"MTI had a successful, yet challenging year in 2016," said Mr. Dietrich. "We made progress in our penetration strategy for Paper PCC and Performance Materials in China, and continued to strengthen the balance sheet—all of which positions us for growth in 2017."

Minerals Technologies will host a conference call tomorrow, February 3, 2017 at 11 a.m. The conference call will be broadcast live on the company web site: www.mineralstech.com.
-----------------

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2015 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES

(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31,	Oct. 2,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
	2016	2016	2015	Qtr.	Year	2016	2015	Year

Net sales
Product sales	$381.0	$379.7	$396.6	0%	(4)%	$1,552.1	$1,615.4	(4)%
Service revenue	20.3	19.8	33.4	3%	(39)%	85.9	182.2	(53)%
Total net sales	401.3	399.5	430.0	0%	(7)%	1,638.0	1,797.6	(9)%

Cost of sales
Cost of goods sold	276.9	272.0	294.2	2%	(6)%	1,117.7	1,190.0	(6)%
Cost of service revenue	13.0	12.3	26.4	6%	(51)%	59.9	136.6	(56)%
Total cost of sales	289.9	284.3	320.6	2%	(10)%	1,177.6	1,326.6	(11)%

Production margin	111.4	115.2	109.4	(3)%	2%	460.4	471.0	(2)%

Marketing and administrative expenses	45.2	42.4	44.7	7%	1%	179.4	190.1	(6)%
Research and development expenses	5.9	5.9	5.8	0%	2%	23.8	23.6	1%
Acquisition related transaction and integration costs	2.9	1.9	3.3	53%	(12)%	8.0	11.8	(32)%
Restructuring and other items, net	0.9	(2.3)	17.9	*	(95)%	28.3	45.2	(37)%

Income from operations	56.5	67.3	37.7	(16)%	50%	220.9	200.3	10%

Interest expense, net	(13.0)	(13.4)	(15.4)	(3)%	(16)%	(54.4)	(60.9)	(11)%
Extinguishment of debt costs and fees	0.0	0.0	0.0	*	*	0.0	(4.5)	*
Other non-operating income (deductions), net	2.1	(0.6)	(8.0)	*	*	3.8	(2.3)	*
Total non-operating deductions, net	(10.9)	(14.0)	(23.4)	(22)%	(53)%	(50.6)	(67.7)	(25)%

Income from operations before tax and equity in earnings	45.6	53.3	14.3	(14)%	219%	170.3	132.6	28%

Provision for taxes on income	8.6	11.5	(2.9)	(25)%	(397)%	35.3	22.8	55%
Equity in earnings of affiliates, net of tax	0.5	0.7	0.4	(29)%	25%	2.1	1.8	17%

Consolidated net income	37.5	42.5	17.6	(12)%	113%	137.1	111.6	23%

Less: Net income attributable to non-controlling interests	0.8	0.9	0.7	(11)%	14%	3.7	3.7	0%

Net Income attributable to Minerals Technologies Inc. (MTI)	$36.7	$41.6	$16.9	(12)%	117%	$133.4	$107.9	24%

Weighted average number of common shares outstanding:

Basic	34.9	34.9	34.8			34.9	34.7

Diluted	35.4	35.3	35.0			35.2	35.0

Earnings per share attributable to MTI:

Basic	$1.05	$1.19	$0.49	(12)%	114%	$3.82	$3.11	23%

Diluted	$1.04	$1.18	$0.48	(12)%	117%	$3.79	$3.08	23%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)	For comparative purposes, the quarterly periods ended December 31, 2016, October 2, 2016 and December 31, 2015 consisted of 90 days, 91 days and 95 days.

2)
During the second quarter of 2016, the Company incurred restructuring charges related to lease termination costs, inventory writeoffs and impairment of assets relating to its exit from the U.S. on-shore service lines, including Nitrogen and Pipeline  within the Energy Services segment as a result of the significant reduction in oil prices and overcapacity in the onshore oil services market. During the third quarter and fourth quarters of 2016, the Company recorded additional lease termination, severance and other related costs in the Energy  Services segment and gains on the sale of previously impaired assets in the Energy Services and Refractories segments.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Oct. 2,	Dec. 31,	Dec. 31,	Dec. 31,
		2016	2016	2015	2016	2015

	Impairment of assets
	Energy Services	$0.0	$0.0	$11.9	$18.5	$33.0
	Corporate	0.0	0.0	1.2	0.0	1.2
	Total impairment of assets charge	$0.0	$0.0	$13.1	$18.5	$34.2

	Restructuring and other items, net

	Gain on sale of assets	$0.0	$(2.9)	$0.0	$(2.9)	$0.0
	Refractories severance	0.0	0.0	2.0	0.0	2.0
	Energy Services-Lease termination, severance
	and other related costs	0.9	0.6	2.8	12.7	9.0
		$0.9	$(2.3)	$4.8	$9.8	11.0

	Total restructuring and other items	$0.9	$(2.3)	$17.9	$28.3	$45.2

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended December 31, 2016, October 1, 2016 and December 31, 2015 and the years ended December 31, 2016 and 2015 and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Oct. 2,	Dec. 31,	Dec. 31,	Dec. 31,
		2016	2016	2015	2016	2015
	Income from continuing operations attributable to MTI	$36.7	$41.6	$16.9	$133.4	$107.9
	% of sales	9.1%	10.4%	3.9%	8.1%	6.0%

	Special items:
	Acquisition related transaction and integration costs	2.9	1.9	3.3	8.0	11.8
	Debt extinguishment costs and fees	0.0	0.0	0.0	0.0	4.5
	Write-down of investment	0.0	0.0	7.6	0.0	7.6
	Restructuring and other items, net	0.9	(2.3)	4.8	9.8	11.0
	Impairment of assets	0.0	0.0	13.1	18.5	34.2
	Related tax effects on special items	(2.1)	0.1	(10.7)	(12.3)	(26.0)

	Income from continuing operations attributable to MTI, excluding special items	$38.4	$41.3	$35.0	$157.4	$151.0
	% of sales	9.6%	10.3%	8.1%	9.6%	8.4%

	Diluted earnings per share, excluding special items	$1.08	$1.17	$1.00	$4.47	$4.31

4)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2016, October 1, 2016  and December 31, 2015 and the years ended December 31, 2016 and 2015 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Year Ended
	(millions of dollars)	Dec. 31,	Oct. 2,	Dec. 31,	Dec. 31,	Dec. 31,
		2016	2016	2015	2016	2015
	Cash flow from continuing operations	$60.8	$62.1	$75.0	$225.0	$269.7
	Capital expenditures	13.5	18.0	15.1	62.4	85.6
	Free cash flow	$47.3	$44.1	$59.9	$162.6	$184.1

5)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Oct. 2,	Dec. 31,	Dec. 31,	Dec. 31,
		2016	2016	2015	2016	2015
	Interest income	$0.4	$0.5	$0.5	$2.1	$1.7
	Interest expense	(13.4)	(13.9)	(15.9)	(56.5)	(62.6)
	Debt extinguishment costs and fees	0.0	0.0	0.0	0.0	(4.5)
	Foreign exchange gains	2.6	0.8	0.1	7.7	7.0
	Write-down of investment	0.0	0.0	(7.6)	0.0	(7.6)
	Other deductions	(0.5)	(1.4)	(0.5)	(3.9)	(1.7)
	Non-operating deductions, net	$(10.9)	$(14.0)	$(23.4)	$(50.6)	$(67.7)

6)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, February 3, 2017 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Year Ended				% Growth
SALES DATA	Dec. 31, 2016	% of Total Sales	Oct. 2, 2016	% of Total Sales	Dec. 31, 2015	% of Total Sales	Prior Qtr	Prior Year	Dec. 31, 2016	% of Total Sales	Dec. 31, 2015	% of Total Sales	Prior Year

United States	$217.5	54%	$229.0	57%	$243.4	57%	(5)%	(11)%	$936.2	57%	$1,049.6	58%	(11)%
International	183.8	46%	170.5	43%	186.6	43%	8%	(2)%	701.8	43%	748.0	42%	(6)%
Net Sales	$401.3	100%	$399.5	100%	$430.0	100%	0%	(7)%	$1,638.0	100%	$1,797.6	100%	(9)%

Paper PCC	$92.4	23%	$95.3	24%	$107.4	25%	(3)%	(14)%	$387.9	24%	$423.3	24%	(8)%
Specialty PCC	14.1	4%	16.4	4%	16.3	4%	(14)%	(13)%	64.3	4%	64.8	4%	(1)%
PCC Products	$106.5	27%	$111.7	28%	$123.7	29%	(5)%	(14)%	$452.2	28%	$488.1	27%	(7)%

Talc	$13.0	3%	$13.9	3%	$14.0	3%	(6)%	(7)%	$55.7	3%	$55.9	3%	(0)%
Ground Calcium Carbonate	18.5	5%	21.7	5%	20.0	5%	(15)%	(8)%	83.6	5%	80.6	4%	4%
Processed Minerals Products	$31.5	8%	$35.6	9%	$34.0	8%	(12)%	(7)%	$139.3	9%	$136.5	8%	2%

Specialty Minerals Segment	$138.0	34%	147.3	37%	157.7	37%	(6)%	(12)%	591.5	36%	624.6	35%	(5)%

Metalcasting	$66.9	17%	$63.1	16%	$66.1	15%	6%	1%	$258.0	16%	$266.4	15%	(3)%
Household, Personal Care & Specialty Products	39.8	10%	42.1	11%	46.1	11%	(5)%	(14)%	171.2	10%	172.7	10%	(1)%
Basic Minerals & Other Products	29.0	7%	14.3	4%	19.1	4%	103%	52%	73.6	4%	75.7	4%	(3)%
Performance Materials Segment	$135.7	34%	$119.5	30%	$131.3	31%	14%	3%	$502.8	31%	$514.8	29%	(2)%

Environmental products	$14.4	4%	$24.6	6%	$14.5	3%	(41)%	(1)%	$78.9	5%	$69.7	4%	13%
Building Materials & Other Products	24.9	6%	24.9	6%	24.9	6%	0%	0%	104.4	6%	110.4	6%	(5)%
Construction Technologies Segment	$39.3	10%	$49.5	12%	$39.4	9%	(21)%	(0)%	$183.3	11%	$180.1	10%	2%

Total Minerals Businesses	$313.0	78%	$316.3	79%	$328.4	76%	(1)%	(5)%	$1,277.6	78%	$1,319.5	73%	(3)%

Refractory products	$55.7	14%	$51.0	13%	$52.4	12%	9%	6%	$219.0	13%	$230.7	13%	(5)%
Metallurgical Products	12.3	3%	12.4	3%	15.8	4%	(1)%	(22)%	55.5	3%	65.2	4%	(15)%
Refractories Segment	$68.0	17%	$63.4	16%	68.2	16%	7%	(0)%	274.5	17%	295.9	16%	(7)%

Energy Services Segment	$20.3	5%	$19.8	5%	$33.4	8%	3%	(39)%	$85.9	5%	$182.2	10%	(53)%

Total Service Businesses	$88.3	22%	$83.2	21%	$101.6	24%	6%	(13)%	$360.4	22%	$478.1	27%	(25)%

Net Sales	$401.3	100%	$399.5	100%	$430.0	100%	0%	(7)%	$1,638.0	100%	$1,797.6	100%	(9)%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31, 2016	Oct. 2, 2016	Dec. 31, 2015	Prior Qtr	Prior Year	Dec. 31, 2016	Dec. 31, 2015	Prior Year
SEGMENT OPERATING INCOME DATA

Specialty Minerals Segment	$21.6	$27.8	$25.6	(22)%	(16)%	$102.7	$100.8	2%
% of Sales	15.7%	18.9%	16.2%			17.4%	16.1%
Performance Materials Segment	$26.7	$22.9	$23.9	17%	12%	$97.5	$95.9	2%
% of Sales	19.7%	19.2%	18.2%			19.4%	18.6%
Construction Technologies Segment	$2.7	$7.3	$4.0	(63)%	(33)%	$23.6	$22.5	5%
% of Sales	6.9%	14.7%	10.2%			12.9%	12.5%
Total Minerals Businesses	$51.0	$58.0	$53.5	(12)%	(5)%	$223.8	$219.2	2%
% of Sales	16.3%	18.3%	16.3%			17.5%	16.6%
Refractories Segment	$9.8	$10.1	$3.3	(3)%	197%	$37.0	$27.8	33%
% of Sales	14.4%	15.9%	4.8%			13.5%	9.4%
Energy Services Segment	$1.1	$2.6	$(13.7)	(58)%	*	$(25.9)	$(27.9)	(7)%
% of Sales	5.4%	13.1%	-41.0%			-30.2%	-15.3%
Total Service Businesses	$10.9	$12.7	$(10.4)	(14)%	*	$11.1	$(0.1)	*
% of Sales	12.3%	15.3%	-10.2%			3.1%	0.0%
Unallocated Corporate Expenses	$(2.5)	$(1.5)	$(2.1)	67%	19%	$(6.0)	$(7.0)	(14)%

Acquisition related transaction costs	$(2.9)	$(1.9)	$(3.3)	53%	(12)%	$(8.0)	$(11.8)	(32)%

Consolidated	$56.5	$67.3	$37.7	(16)%	50%	$220.9	$200.3	10%
% of Sales	14.1%	16.8%	8.8%			13.5%	11.1%

SPECIAL ITEMS

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Performance Materials Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Construction Technologies Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Total Minerals Businesses	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Refractories Segment	$0.0	$(2.1)	$2.0	*	*	$(2.0)	$2.0	*

Energy Services Segment	$0.9	$(0.2)	$14.7	*	(94)%	$30.3	$42.0	(28)%

Total Service Businesses	$0.9	$(2.3)	$16.7	*	(95)%	$28.3	$44.0	(36)%

Unallocated and Other Corporate Expenses	$0.0	$0.0	$1.3	*	*	$0.0	$1.3	*
Acquisition related transaction costs	$2.9	$1.9	$3.3	53%	(12)%	$8.0	$11.8	(32)%

Consolidated	$3.8	$(0.4)	$21.3	*	(82)%	$36.3	$57.1	(36)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (set forth in the above table), for the quarterly periods ended December 31, 2016, October 2, 2016, and December 31, 2016, and the twelve month periods ended December 31, 2016 and December 31, 2015 constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31, 2016	Oct. 2, 2016	Dec. 31, 2015	Prior Qtr	Prior Year	Dec. 31, 2016	Dec. 31, 2015	Prior Year
EXCLUDING SPECIAL ITEMS

Specialty Minerals Segment	$21.6	$27.8	$25.6	(22)%	(16)%	$102.7	$100.8	2%
% of Sales	15.7%	18.9%	16.2%			17.4%	16.1%
Performance Materials Segment	$26.7	$22.9	$23.9	17%	12%	$97.5	$95.9	2%
% of Sales	19.7%	19.2%	18.2%			19.4%	18.6%
Construction Technologies Segment	$2.7	$7.3	$4.0	(63)%	(33)%	$23.6	$22.5	5%
% of Sales	6.9%	14.7%	10.2%			12.9%	12.5%
Total Minerals Businesses	$51.0	$58.0	$53.5	(12)%	(5)%	$223.8	$219.2	2%
% of Sales	16.3%	18.3%	16.3%			17.5%	16.6%
Refractories Segment	$9.8	$8.0	$5.3	23%	85%	$35.0	$29.8	17%
% of Sales	14.4%	12.6%	7.8%			12.8%	10.1%
Energy Services Segment	$2.0	$2.4	$1.0	(17)%	100%	$4.4	$14.1	(69)%
% of Sales	9.9%	12.1%	3.0%			5.1%	7.7%
Total Service Businesses	$11.8	$10.4	$6.3	13%	87%	$39.4	$43.9	(10)%
% of Sales	13.4%	12.5%	6.2%			10.9%	9.2%

Unallocated Corporate Expenses	$(2.5)	$(1.5)	$(0.8)	67%	213%	$(6.0)	$(5.7)	5%

Consolidated	$60.3	$66.9	$59.0	(10)%	2%	$257.2	$257.4	(0)%
% of Sales	15.0%	16.7%	13.7%			15.7%	14.3%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		Dec. 31,	Dec. 31,
		2016*	2015**

Current assets:
	Cash & cash equivalents	$188.5	$229.4
	Short-term investments	2.0	2.6
	Accounts receivable, net	341.3	348.7
	Inventories	186.9	194.9
	Prepaid expenses and other current assets	32.4	28.0
	Total current assets	751.1	803.6

	Property, plant and equipment	2,141.4	2,167.3
	Less accumulated depreciation	1,089.6	1,063.0
	Net property, plant & equipment	1,051.8	1,104.3

	Goodwill	778.7	781.2
	Intangible assets	204.4	212.7
	Other assets and deferred charges	77.4	78.2

	Total assets	$2,863.4	$2,980.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$6.1	$6.5
	Current maturities of long-term debt	6.8	3.1
	Accounts payable	144.9	152.4
	Other current liabilities	137.7	156.6
	Total current liabilities	295.5	318.6

	Long-term debt	1,069.9	1,255.3
	Deferred income taxes	238.8	252.0
	Other non-current liabilities	228.3	216.4
	Total liabilities	1,832.5	2,042.3

	Total MTI shareholders' equity	1,006.5	910.5
	Non-controlling Interest	24.4	27.2
	Total shareholders' equity	1,030.9	937.7

	Total liabilities and shareholders' equity	$2,863.4	$2,980.0

*	Unaudited
**	Condensed from audited financial statements.